This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued.  Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you.  You may withdraw you indication of interest at any time prior to the notice of allocation.  The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer.  You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  You are advised that securities may not be issued that have the characteristics described in these materials.  The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

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ABC						Deal Summary Report- MASTR Asset Securitization Trust 2006-2

			Pricing	Assumptions
Settlement	30-May-06	Advance % of P&I		100%
1st Pay Date	25-Jun-06	Default		0 CDR
Closing Date	30-May-06	Recovery	0	months
Cut-Off Date	1-May-06	Severity		0%

Class	Class	Initial Pass-	Principal Type	Interest Type	Loss Priority	Expected Avg	Pmt Window	Start Accrual	Daycount	Delay Days	Minimum	Rating
Designation	Principal Balance	Through Rate				Life		Period			Denomination
1PO	6,020,668.68	0.00	Principal-Only	N/A	Senior	5.57	06/06 - 04/36	1-May-06	30/360	24	TBD	TBD
1IO	573,927.11	7.00	Notional/Interest Only	Fixed	Senior	5.78	06/06 - 05/36	1-May-06	30/360	24	TBD	TBD
1NF	75,000,000.00	6.00	NAS	Floating	Senior	10.76	06/11 - 05/36	1-May-06	30/360	24	TBD	TBD
1NAS	43,897,000.00	6.00	NAS	Fixed	Senior	10.76	06/11 - 05/36	1-May-06	30/360	24	TBD	TBD
1AA	249,680,000.00	6.00	Sequential	Fixed	Senior	2.94	06/06 - 03/12	1-May-06	30/360	24	TBD	TBD
1AB	27,747,000.00	6.00	Sequential	Fixed	Senior	6.64	03/12 - 03/14	1-May-06	30/360	24	TBD	TBD
2PT	88,184,000.00	7.00	Sequential	Fixed	Senior	5.61	06/06 - 05/36	1-May-06	30/360	24	TBD	TBD
SUB	18,145,996.48	6.182015	Sequential	Floating	Subordinate	10.62	06/06 - 05/36	1-May-06	30/360	24	TBD	TBD

Pricing Prepayment Speed
______________________________	Master Servicer
300% PSA to Maturity	______________________________
Wells Fargo Bank, N.A.
Senior/Sub Distribution Amount
______________________________	Optional Cleanup-Call %
Standard Senior/Sub Shifting Interest Structure:	______________________________
5yr Lockout, followed annually by 30%, 40%, 60%, 80%, 100%	10%

Senior Loss Distribution	Derivatives
______________________________	______________________________
Prorata among the Senior Certificates	Interest Rate Cap Agreement - Class 1NF (see attached schedule A)
Strike at 5.00% / Ceiling Uncapped.

Senior Principal Distribution Amount	External Credit Enhancement Provider
____________________________________	______________________________
Groups 1 and 2 are Ratio Stripped from one pool to a 6% and 7% PT Rate	N/A
Group 1
1) Pay 1NF and 1NAS, pro rata, up to the NAS Priority Amount (as defined below), until retired	Expected Final Distribution Date
2) Pay 1AA and 1AB, in that order, until retired	______________________________
3) Pay 1NF and 1NAS, pro rata, without regard to their priority amounts, until retired	11/25/2036

Group 2	Floating Rate Coupon Formula
1) Pay 2PT until retired	______________________________

Class Designation	Index	Margin	Floor	Cap
1NF(1)	1-month LIBOR	0.50%	6.00%	Uncapped%(1)

(1) The Class 1NF will have the benefit of an Interest rate cap agreement until the distribution in May 2009, afterwhich it gets 6%.

NAS Priority Amount
___________________
The NAS Priority Amount will the lesser of:

A) The sum of:
x) The NAS Percent times the Scheduled Principal Amount
and
y) The NAS Percent times the NAS Prepay Shift Percent of the Unscheduled Principal Amount.

The NAS Percent will be:

Zero for the first five years and, thereafter, equal to the sum of the 1NF and 1NAS Balance divided by the the sum of the Class 1NF, 1NAS, 1AA & 1AB balances

The NAS Prepay Shift Percent will be:

Zero for the first 5 years and will be 30%, 40%, 60%, 80% and 100% for each year thereafter

Senior Percentage
______________________________
96.43%

Accrual Amount
______________
N/A

Notional Bonds
___________________
1IO Notional balance at 7.00% coupon

Interest Rate Assumptions
______________
Initial 1-Month LIBOR = 5.00%

Schedule A

Interest Rate Cap Corridor - Class 1NF

Day count 30/360, 24 Day Delay

Period	Start Date	End/Payment	Balance ($)	Strike	Ceiling
1	30-May-06	25-Jun-06	75,000,000.00	5.00%	Uncapped
2	25-Jun-06	25-Jul-06	75,000,000.00	5.00%	Uncapped
3	25-Jul-06	25-Aug-06	75,000,000.00	5.00%	Uncapped
4	25-Aug-06	25-Sep-06	75,000,000.00	5.00%	Uncapped
5	25-Sep-06	25-Oct-06	75,000,000.00	5.00%	Uncapped
6	25-Oct-06	25-Nov-06	75,000,000.00	5.00%	Uncapped
7	25-Nov-06	25-Dec-06	75,000,000.00	5.00%	Uncapped
8	25-Dec-06	25-Jan-07	75,000,000.00	5.00%	Uncapped
9	25-Jan-07	25-Feb-07	75,000,000.00	5.00%	Uncapped
10	25-Feb-07	25-Mar-07	75,000,000.00	5.00%	Uncapped
11	25-Mar-07	25-Apr-07	75,000,000.00	5.00%	Uncapped
12	25-Apr-07	25-May-07	75,000,000.00	5.00%	Uncapped
13	25-May-07	25-Jun-07	75,000,000.00	5.00%	Uncapped
14	25-Jun-07	25-Jul-07	75,000,000.00	5.00%	Uncapped
15	25-Jul-07	25-Aug-07	75,000,000.00	5.00%	Uncapped
16	25-Aug-07	25-Sep-07	75,000,000.00	5.00%	Uncapped
17	25-Sep-07	25-Oct-07	75,000,000.00	5.00%	Uncapped
18	25-Oct-07	25-Nov-07	75,000,000.00	5.00%	Uncapped
19	25-Nov-07	25-Dec-07	75,000,000.00	5.00%	Uncapped
20	25-Dec-07	25-Jan-08	75,000,000.00	5.00%	Uncapped
21	25-Jan-08	25-Feb-08	75,000,000.00	5.00%	Uncapped
22	25-Feb-08	25-Mar-08	75,000,000.00	5.00%	Uncapped
23	25-Mar-08	25-Apr-08	75,000,000.00	5.00%	Uncapped
24	25-Apr-08	25-May-08	75,000,000.00	5.00%	Uncapped
25	25-May-08	25-Jun-08	75,000,000.00	5.00%	Uncapped
26	25-Jun-08	25-Jul-08	75,000,000.00	5.00%	Uncapped
27	25-Jul-08	25-Aug-08	75,000,000.00	5.00%	Uncapped
28	25-Aug-08	25-Sep-08	75,000,000.00	5.00%	Uncapped
29	25-Sep-08	25-Oct-08	75,000,000.00	5.00%	Uncapped
30	25-Oct-08	25-Nov-08	75,000,000.00	5.00%	Uncapped
31	25-Nov-08	25-Dec-08	75,000,000.00	5.00%	Uncapped
32	25-Dec-08	25-Jan-09	75,000,000.00	5.00%	Uncapped
33	25-Jan-09	25-Feb-09	75,000,000.00	5.00%	Uncapped
34	25-Feb-09	25-Mar-09	75,000,000.00	5.00%	Uncapped
35	25-Mar-09	25-Apr-09	75,000,000.00	5.00%	Uncapped
36	25-Apr-09	25-May-09	75,000,000.00	5.00%	Uncapped